Exhibit 99.1

Arizona’s Largest Approved Cultivation Site Ready for Adult-Use Market

Thursday, November 5, 2020

Item 9 Labs Corp. Well Positioned for Passing of Proposition 207; Expects Accelerated Revenue Growth with Planned Arizona Expansion Already in Motion

PHOENIX, AZ / ACCESSWIRE / November 5, 2020 / The future is bright for Arizona-based Item 9 Labs Corp. (OTCQX:INLB) ("Item 9 Labs," or the "Company") with local voters voicing their favor Tuesday for Proposition 207, successfully passing the legalization of adult-use marijuana in the state. The vertically integrated cannabis operator that produces premium products has the largest approved cultivation site in the state. Funding is already underway for facility expansion on their 50 acre farm, on which the Company anticipates breaking ground in the coming months.

"With the passing of Proposition 207, we estimate seeing a 500% increase to our consumer base," Item 9 Labs Chief Executive Officer Andrew Bowden said. "We've been diligently working the past six months to meet that demand through a new streamlined production process and by expanding our operational footprint by more than 300% within the next 12 months."

Bowden added, "With all the pieces already in place to meet the influx of new consumers in the market, we're grateful state voters support adult-use legalization and are eager to fully execute our expansion. Thanks to our efforts this year, the Company is in a strong position to lead the Arizona market."

Additionally, the Item 9 Labs team focused its 2021 product strategy on the adult-use consumer and improving its existing vaporization product lines. The Company anticipates the launch of a new, industry-leading vape product in early 2021.

Already this year, they introduced new custom-designed vape cartridges with a non-porous heating element that stays pristine from the first dose to the last. With a heating element made from zirconia, improved airflow and an adjusted cotton lining, the revolutionary cartridges significantly enhance flavor and are poised to set the market standard. The innovative features will be implemented across Item 9 Labs products in 2021.

Arizona's Proposition 207 Adult-Use Cannabis Initiative
The adult-use initiative legalizes the sale, possession and consumption of one ounce of cannabis for adults at least 21 years old. The Arizona Department of Health Services oversees the testing, inspection, and sale of cannabis products. It is expected that the total Arizona cannabis market will reach $2 billion at maturity.

Bowden commented, "This is a landmark for Arizona. There are several local advantages that come from the passing of this ballot intiative. While the adult-use and medicinal markets are completely different audiences, there are so many more people who will benefit medicinally from marijuana that are currently not patients."

Bowden anticipates that the state will see greater enhancements across several areas, including local infrastructure, public safety, community colleges and programs that help prevent substance abuse and those disproportionately harmed by Arizona's long history of anti-marijuana legislation. Further, the state will see increased job growth across both plant-touching and non-plant touching jobs and consumers will have access to a much safer product, due to the state's stringent product testing regulations.

About Item 9 Labs Corp.
Item 9 Labs Corp. (OTCQX:INLB) is a vertically integrated multi-state cannabis operator headquartered in Arizona. The Company creates best-in-class products and canna-business solutions designed to help people become the best versions of themselves. With an award-winning CPG brand and nationally recognized application team, Item 9 Labs improves the cannabis experience while providing transparency, consistency, and well-being for those relying on them. For additional information, please visit: item9labscorp.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, including, but not limited to, risks and effects of legal and administrative proceedings and governmental regulation, especially in a foreign country, future financial and operational results, competition, general economic conditions, proposed transactions that are not legally binding obligations of the company and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include the introduction of new technology, market conditions and those set forth in reports or documents we file from time to time with the SEC. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact:
Item 9 Labs
Jayne Levy
Director of Communications
Email: Jayne@unityrd.com

Investor Contact:
ClearThink
Email: nyc@clearthink.capital

SOURCE: Item 9 Labs Corp.